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                                  EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in this Current Report (Form 8-K) of Kimco Realty Corporation of our report dated January 16, 1998 (except for
Note 11, as to which the date is March 5, 1998), with respect to the consolidated financial statements of The Price REIT, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission and the incorporation by reference of the Form 8-K in the Registration Statements (Form S-3 No. 333-37285 and Form S-3 No. 333-4833) and related Prospectus of Kimco Realty Corporation for the registration of an aggregate maximum total of $500,000,000 of debt securities, preferred stock, depositary shares representing preferred stock, common stock and common stock warrants.

                                                           /s/ Ernst & Young LLP

San Diego, California
April 13, 1998